EXHIBIT 14 (a)(1)(i)


Banc One Mortgage                         Paul Smyth
                                          1717 Main Street, 12th Floor, TX1-2495
Capital Markets, LLC                      Dallas, TX  75201
                                          (214) 290-2505
                                          (214) 290-3142/3416 (facsimile)
                                          psmyth@bomcm.com


                                March 23, 1999

Mr. David Shephard
State Street Bank and Trust Company
Two International Place
5th Floor
Boston, MA  02110

Ms. Nancy Alto
J.P. Morgan Securities Inc.
Commercial Mortgage Finance Group
60 Wall Street, 18th Floor
New York, NY  10260-0060

Re: J.P. Morgan Commercial Mortgage Finance Corp. - Mortgage Pass-Through Certificates Series 1997-C4

Dear Sir and Madam:

This Officer's Certificate is provided to you by Banc One Mortgage Capital Markets, L.L.C. ("BOMCM") pursuant to the terms outlined in Section 3.02 of the Pooling and Servicing Agreement ("PSA") dated as of February 1, 1997 relating to the above referenced securitization for which BOMCM acts as Master Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of BOMCM, hereby informs you that (a) a review of the activities of BOMCM as Master Servicer and of its performance under the PSA has been made under such officer's supervision for 1998; and (b) to the best of such officer's knowledge, based on such review, it has fulfilled all of its obligations under the PSA throughout such period.

Sincerely,

BANC ONE MORTGAGE AND
CAPITAL MARKETS, L.L.C.


By:    /s/Paul Smith
          ------------------------------
          Paul Smith
          Managing Director of Servicing